Exhibit 3.1
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRIMO WATER CORPORATION
a Delaware Corporation
(Pursuant to Sections 242 and 245 of
the Delaware General Corporation Law)
It is hereby certified that:
          1. The name of the corporation is PRIMO WATER CORPORATION.
          2. The Certificate of Incorporation of the Corporation was originally filed under the name “Primier Corporation” with the Secretary of State of the State of Delaware on October 20, 2004.
          3. This Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly proposed and declared advisable by a resolution adopted by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
          4. The text of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of this corporation is Primo Water Corporation (the “Corporation”).
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).
ARTICLE IV
     4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of (a) 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (b) 70,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.
     4.2 Preferred Stock. Subject to any vote expressly required by this Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding.
     4.3 Common Stock.
          (a) Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.
          (b) Except as otherwise required by law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to the provisions of this Article IV (including any Certificate of Designation relating to such series).
          (c) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
ARTICLE V
     5.1. General Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors or by such committees as the Board of Directors may establish.
     5.2 Number of Directors; Election; Term.
          (a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors constituting the entire Board of Directors shall consist of not less than 3 nor more than 12 members, with the precise number of directors to be determined from time to time exclusively by resolution of the Board of Directors.
          (b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be and are divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in size as is practicable. The term of office of the Class I directors shall expire at the annual meeting of the stockholders to be held in 2014, the term of office of the Class II directors shall expire at the annual meeting of the stockholders to be held in 2012, and the term of office of the Class III directors shall expire at the annual meeting of the stockholders to be held in 2013. Subject to the rights of holders of any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, at each annual meeting of stockholders each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
          (c) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (d) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.
     5.3 Removal and Resignation of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, a director may be removed from office during such director’s term by the stockholders of the Corporation only for cause. If any directors are so removed, new directors may be elected at the same meeting. Any director may resign at any time by giving written notice to the Board of Directors, the chairperson of the Board of Directors, or the secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     5.4 Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors (and not by the stockholders), although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until such director’s successor shall be duly elected and qualified or, if earlier, such director’s death, resignation or removal.
     5.5 Elections of Directors. Elections of directors need not be by ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.
     5.6 Bylaws. The Board of Directors shall have the power to adopt, amend, alter, change or repeal any and all Bylaws.
ARTICLE VI
     6.1 No Stockholder Action by Written Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.
     6.2 Special Meetings of Stockholders. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. At any special meeting of stockholders, only such business shall be conducted as shall have been brought before the special meeting specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors.
ARTICLE VII
     7.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     7.2 Indemnification. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
ARTICLE VIII
     Subject to the provisions of this Certificate of Incorporation and applicable provisions of the DGCL, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock) in any manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences, privileges and powers conferred upon stockholders and/or directors by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. In addition to any vote of the holders of any class or series of the stock of this Corporation required by law, this Certificate of Incorporation, any agreement with a national securities exchange or otherwise, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI or this Article VIII (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).
* * *

          IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of May, 2011.

PRIMO WATER CORPORATION

By:	/s/ Billy Prim
Billy Prim, Chief Executive Officer